Exhibit 23.6

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 20, 2007, with respect to the consolidated financial statements and schedule of Lear Corporation included in the Registration Statement (Form S-3) and related Prospectus of American Real Estate Partners, L.P. for the registration of 4,525,058 depositary units.

/s/ Ernst & Young LLP

Detroit, Michigan June 18, 2007